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Exhibit 99.1

Form of Voting and Support Agreement

        This Voting and Support Agreement (this "Agreement"), dated as of June 16, 2016, is entered into by and among South State Corporation, a South Carolina corporation ("Parent"), Southeastern Bank Financial Corporation, a Georgia corporation (the "Company") and [NAME], a shareholder of the Company (the "Shareholder").

        WHEREAS, pursuant to the terms of the Agreement and Plan of Merger (as the same may be amended or supplemented, the "Merger Agreement"), dated as of the date hereof, between Parent and the Company, the Company will be merged with and into Parent, with Parent as the surviving corporation (the "Merger");

        WHEREAS, the Shareholder beneficially owns the number of shares of common stock, par value $3.00 per share, of the Company ("Common Stock") as set forth on Schedule A hereto (the "Existing Shares");

        WHEREAS, the parties to this Agreement believe that the future success and profitability of Parent and its subsidiaries following the Merger, including without limitation, South State Bank (the "Combined Bank"), requires that the Shareholder be subject to the restrictions set forth herein with respect to his or her specified involvement with a Competing Business (as defined herein) for a period of five years after the closing of the Merger;

        WHEREAS, following the consummation of the Merger, Parent has agreed to use commercially reasonable efforts to provide the Shareholder with certain liquidity opportunities, including by providing certain registration rights as set forth in this Agreement; and

        WHEREAS, as an inducement and a condition to Parent entering into the Merger Agreement, Parent has required that the Shareholder, in his or her capacity as a shareholder of the Company, enter into this Agreement.

        NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agrees as follows:

  1.
  Definitions.    Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Merger Agreement. The following definitions also apply to this Agreement:

  a.
  Competing Business.    "Competing Business" means any depository, wealth management, commercial and/or consumer lending or trust business company or holding company thereof (including without limitation, any start-up bank or bank in formation).

  b.
  Covered Area.    "Covered Area" means the States of Georgia and South Carolina.

  c.
  Term.    "Term" means the period of time beginning on the Closing Date and ending five (5) years after the Closing Date.

  d.
  Specified Shareholders.    "Specified Shareholders" means, collectively, the individuals executing the Voting and Support Agreements executed on the date hereof in connection with the Merger Agreement.

  2.
  Effectiveness.    This Agreement shall be effective upon signing. If the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement (other than Section 5 and Sections 14 through 18) shall automatically terminate and be null and void and of no effect.

  3.
  Participation in Competing Business.    Except as provided in Section 6 and Section 7, during the Term, the Shareholder shall not become involved with a Competing Business within the Covered Area or serve, directly or indirectly, a Competing Business within the Covered Area in any manner, including without limitation as a shareholder, member, partner, director, officer, manager, investor, organizer, founder, employee, advisor, consultant, agent, or representative, or otherwise becoming involved in any manner in the organization, pre-opening phases, or the formation of such Competing Business; provided, that for the avoidance of doubt, the restrictions set forth herein shall not prevent the Shareholder from using services of any Competing Business within the Covered Area that are generally available to the public.

  4.
  No Solicitation.    During the Term, the Shareholder shall not, directly or indirectly, solicit or attempt to solicit (a) any employees of Parent or the Combined Bank (or individual who was an employee of Parent or the Combined Bank within the year preceding such solicitation) to participate, as an employee or otherwise, in any manner in a Competing Business within the Covered Area, or (b) any customers of the Combined Bank of whom Shareholder is aware is a customer of the Combined Bank and with whom Shareholder has had material contact on behalf of the Company or the Combined Bank to transfer their business to a Competing Business within the Covered Area or to cease conducting business with the Combined Bank. Solicitation prohibited under this section includes solicitation by any means, including, without limitation, meetings, letters or other mailings, electronic communications of any kind, and internet communications.

  5.
  Confidential Information.    From and after the date of this Agreement, the Shareholder shall not disclose any confidential information of Parent or the Company obtained by such person while serving as a director of the Company except in accordance with a judicial or other governmental order. For purposes of this Agreement, "confidential information" does not include (a) information that is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Shareholder; (b) information that was in the Shareholder's possession prior to serving as a director or information received by the Shareholder from another person without any limitations on disclosure, but only if the Shareholder had no reason to believe that the other person was prohibited from using or disclosing such information by a contractual or fiduciary obligation; or (c) information that was independently developed by the Shareholder without using any confidential information of Parent or the Company.

  6.
  Outside Covered Area; Requests for Waivers or Permission.    Nothing in this Agreement prevents the Shareholder from becoming involved with, as a shareholder, member, partner, director, officer, manager, investor, organizer, founder, employee, consultant, agent, representative, or otherwise, with a Competing Business that has no operations in the Covered Area. Prior to engaging in any manner in a Competing Business that has operations in the Covered Area, the Shareholder may request in writing that Parent waive the restrictions set forth in this Agreement with respect to a particular proposed activity. If Parent determines, in its sole discretion, that such activity is acceptable, Parent shall provide Shareholder with a written consent to engage in such activity, and such activity shall thereafter not be deemed a Competing Business.

  7.
  Passive Interest.    Nothing in this Agreement prevents the Shareholder from passively owning, directly or indirectly, individually or in the aggregate (including without limitation by being a member of a group within the meaning of Rule 13d-5 under the Exchange Act (as defined below)) (a) 1% or less of any class of security of a Competing Business or (b) securities of any Competing Business that has a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  8.
  Reasonableness of Restrictions.    The Shareholder acknowledges and represents that the covenants set forth above represent only a limited restraint and allow the Shareholder to pursue his or her occupation without unreasonable or unfair restrictions. The Shareholder acknowledges that the limitations of length of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (a) the Company and Parent are engaged in a highly competitive industry, (b) the Shareholder has had unique access to the trade secrets and know-how of the Company and Parent, including the plans and strategy (and, in particular, the competitive strategy) of the Combined Bank, (c) the Shareholder will receive the benefit of a substantial premium for the Shareholder's Shares in the Merger, and will have a shared interest with Parent, as a continuing shareholder of Parent, in preserving the benefits to Parent of the Merger for which Parent will have paid good and valuable consideration as contemplated by the Merger Agreement and (d) this Agreement provides no more protection than is necessary to protect Parent's interests in the Company's goodwill, trade secrets and confidential information.

  9.
  Voting Agreement.    From the date hereof until the earlier of (a) the Closing Date and (b) the termination of the Merger Agreement in accordance with its terms (the "Support Period"), the Shareholder irrevocably and unconditionally hereby agrees, that at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company's shareholders, however called, or in connection with any written consent of the Company's shareholders, the Shareholder shall (i) appear at such meeting or otherwise cause all of his or her Existing Shares and other shares of Common Stock over which he or she has acquired beneficial ownership after the date hereof (including any shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Common Stock or warrants or the conversion of any convertible securities or otherwise) (collectively, the "New Shares" and, together with the Existing Shares, the "Shares"), which he or she owns or controls as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of any proposal to adjourn or postpone such meeting of the Company's shareholders to a later date if there are not sufficient votes to adopt the Merger Agreement, (C) against any action or proposal in favor of an Acquisition Proposal or Alternative Transaction, without regard to the terms of such Acquisition Proposal or Alternative Transaction, and (D) against any action, proposal, transaction or agreement that would reasonably be likely to (1) result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Shareholder contained in this Agreement, or (2) prevent, materially impede or materially delay the Company's or Parent's ability to consummate the transactions contemplated by the Merger Agreement, including the Merger; provided, that the foregoing applies solely to Shareholder in his or her capacity as a shareholder or as a trustee or a limited general partner in any entity holding Shares, and, to the extent the Shareholder serves as a member of the board of directors or officer of the Company, nothing in this Agreement shall limit or affect any actions or omissions taken by the Shareholder in Shareholder's capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or shall be construed to prohibit, limit or restrict Shareholder from exercising Shareholder's fiduciary duties as a director or officer to the Company or its shareholders. For the avoidance of doubt, the foregoing commitments apply to any Shares held by any trust, limited partnership or other entity holding Shares for which the Shareholder serves in any partner, shareholder or trustee capacity. To the extent the Shareholder does not control, by himself or herself, the determinations of such shareholder entity, the Shareholder agrees to exercise all voting or other determination rights he or she has in such shareholder entity to carry out the intents and purposes of his or her support and voting obligations in this paragraph and otherwise set forth in this Agreement. The Shareholder covenants and agrees that, except for this Agreement, he or she (x) has not entered into, and shall not enter during the Support Period, any voting agreement or voting trust with respect to the Shares and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of this Agreement.

  10.
  Transfer Restrictions prior to Merger.    The Shareholder hereby agrees that he or she will not, during the Support Period, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Shares, or any interest therein, including the right to vote any Shares, as applicable (a "Transfer"); provided that the Shareholder may Transfer Shares for estate planning or philanthropic purposes so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement or upon the death of the Shareholder.

  11.
  Registration Rights.    During the Term, Parent agrees that it shall use commercially reasonable efforts to facilitate the liquidity of the shares of common stock, par value $2.50 per share, of Parent held (directly or through a trust or partnership) by the Shareholder (until sold as contemplated hereunder or otherwise sold by the relevant Shareholder, the "Registrable Securities"), including by using commercially reasonable efforts to comply with its filing obligations under the Exchange Act and to ensure that Parent remains eligible for the use of a "shelf" registration statement on Form S-3 (or any successor form), which would permit the registration and sale of the Registrable Securities on a delayed or continuous basis pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder (the "Securities Act"). During the Term, the Specified Shareholders (acting through Ronald L. Thigpen) may make one or more written requests (each, a "Demand Registration Request") to Parent for registration under and in accordance with the provisions of the Securities Act, of all or part of their Registrable Securities; provided, however, that (a) the value of the Registrable Securities being requested to be registered with respect to any such Demand Registration Request shall be no less than twenty-five million dollars ($25,000,000), (b) the Specified Shareholders may make no more than two (2) Demand Registration Requests and (c) only one (1) Demand Registration Request may be made by the Specified Shareholders in any rolling twelve (12)-month period. All Demand Registration Requests made pursuant to this Section 11 will specify the aggregate number of Registrable Securities to be registered and will also specify the intended methods of disposition thereof. Subject to the following sentence, promptly upon receipt of any such Demand Registration Request, Parent will use its commercially reasonable efforts to effect such registration under the Securities Act of the Registrable Securities which Parent has been so requested to register within ninety (90) days of such request (or as soon thereafter as reasonably possible). Notwithstanding the foregoing, (i) Parent shall have the right to delay acting on any Demand Registration Request to take into account any customary quarterly blackout periods, and (ii) if, following the receipt of a Demand Registration Request, Parent determines in good faith that it would be inadvisable or adverse to Parent or its shareholders for a registration statement to be filed on or before the date such filing would otherwise be required pursuant to this Section 11, or if Parent determines in good faith that such filing would be reasonably likely to require the disclosure of non-public material information, the disclosure of which would be reasonably likely to be inadvisable or adverse to Parent, then Parent shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after the date such filing would otherwise be required hereunder. The Shareholder agrees that, in the event any of the conditions set forth in the preceding sentence apply following the filing of a registration statement and during an ongoing offering, Parent may suspend the registration statement as reasonably necessary and may require the Specified Shareholders to suspend offers and sales under the registered offering, in each case for a period of not more than one hundred twenty (120) days. If and to the extent Parent is required to use commercially reasonable efforts to effect the registration of the Registrable Shares pursuant to this Section 11, Parent also agrees to reasonably cooperate with the Specified Shareholders to facilitate the execution and completion of such registered offering, including by taking customary actions required for a registrant to complete a secondary sale by selling shareholders. In connection with any underwritten offering as contemplated hereunder, the selection of the underwriter shall be at Parent's discretion. The customary costs to Parent of effecting of any underwritten offering resulting from any Demand Registration Request shall be borne by Parent, except, for the avoidance of doubt, that the Specified Shareholders participating in the offering shall bear all underwriting discounts, sales commissions, brokerage fees or similar charges of the underwriter or sales agent and shall bear the fees and expenses, if any, of their counsel or other advisors they may engage.

  12.
  Representations of the Shareholder.    The Shareholder represents and warrants to Parent as follows: (a) the Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Shareholder's obligations hereunder and to consummate the transactions contemplated hereby, (b) this Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery by the Shareholder or the performance of his or her obligations hereunder; (c) the execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreement binding upon the Shareholder or the Existing Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, (d) as of the date hereof, the Shareholder beneficially owns (as such term is used in Rule 13d-3 of the Exchange Act) the Existing Shares, (e) as of the date hereof, the Shareholder beneficially owns the Existing Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement, under applicable federal or state securities laws or pursuant to any written policies of the Company with respect to the trading of securities in connection with insider trading restrictions, applicable securities laws and similar considerations or as disclosed in the Company's proxy statement for its 2016 annual meeting of shareholders).

  13.
  Entire Agreement; Assignment.    This Agreement is irrevocable. The recitals are incorporated as a part of this Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto; provided, however, that the rights under this Agreement are assignable by Parent to a majority-owned affiliate or any successor-in-interest of Parent, but no such assignment shall relieve Parent of its obligations hereunder.

  14.
  Remedies/Specific Enforcement.    Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Parent would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by the Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which Parent may be entitled (including monetary damages), Parent shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. The Shareholder further agrees that neither Parent nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and the Shareholder irrevocably waives any right he or she may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

  15.
  Governing Law and Enforceability.    This Agreement is governed by, and shall be interpreted in accordance with, the laws of the State of Georgia, without regard to any applicable conflict of law principles. If any court determines that the restrictions set forth in this Agreement are unenforceable, then the parties request such court to reform these provisions to the maximum restrictions, term, scope or geographical area that such court finds enforceable. In addition, each of the parties hereto (a) submits to the personal jurisdiction of the United States District Court for the Northern District of Georgia, or in the event (but only in the event) that such United States District Court does not have subject matter jurisdiction over such dispute, any Georgia state court sitting in Fulton County, Georgia, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (b) agrees that he or she or it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that he or she or it will not bring any claim, action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the United States District Court for the Northern District of Georgia, or in the event (but only in the event) that such United States District Court does not have subject matter jurisdiction over such claim, action or proceeding, any Georgia state court sitting in Fulton County, Georgia.

  16.
  Severability.    If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance is unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such unenforceable provision had never comprised a part of this Agreement, the remaining provisions of this Agreement shall remain in full force and effect, and the court construing this Agreement shall add as a part of this Agreement, a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

  17.
  Amendments; Waivers.    Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Parent and the Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

  18.
  Counterparts.    The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

        SIGNED as of the date first set forth above:

SOUTH STATE CORPORATION	SOUTHEASTERN BANK FINANCIAL CORPORATION
By	By

Additional Signatures on Next Page

SHAREHOLDER:

 Schedule A

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  Exhibit 99.1
Form of Voting and Support Agreement
Schedule A